EXHIBIT 2.1
Deed
Execution version
Scheme Implementation Deed
The MAC Services Group Limited
Oil States International, Inc.

tony.damian@freehills.com

MLC Centre Martin Place Sydney NSW 2000 Australia	Telephone +61 2 9225 5000 Facsimile +61 2 9322 4000
GPO Box 4227 Sydney NSW 2001 Australia	www.freehills.com DX 361 Sydney

Sydney Melbourne Perth Brisbane Singapore	Correspondent offices in Hanoi Ho Chi Minh City Jakarta

Contents

	Table of contents

1	Definitions and interpretation	2
	1.1 Definitions	2
	1.2 Interpretation	13
	1.3 Business Day	14
	1.4 Next day	14
	1.5 Contra proferentem excluded	14

2	Agreement to proceed with the Transaction	14

3	Conditions precedent and pre-implementation steps	15
	3.1 Conditions precedent	15
	3.2 Reasonable endeavours	15
	3.3 Waiver of conditions precedent	16
	3.4 Termination on failure of condition precedent	16
	3.5 Certain notices	17

4	Transaction steps	18
	4.1 Scheme	18
	4.2 No amendment to the Scheme without consent	18
	4.3 Scheme Consideration	18
	4.4 Treatment of Performance Rights	18

5	Implementation	18
	5.1 MSL’s obligations	18
	5.2 OSI’s obligations	21
	5.3 Conduct of business	22
	5.4 Appointment of directors	23
	5.5 MSL Board recommendation	23
	5.6 Integration	23
	5.7 Conduct of Court proceedings	24
	5.8 Responsibility statement	24

6	Representations and warranties	25
	6.1 OSI’s representations	25
	6.2 OSI’s indemnity	25
	6.3 MSL’s representations	25
	6.4 MSL’s indemnity	25
	6.5 Qualifications on MSL warranties	25
	6.6 Survival of representations	26
	6.7 Survival of indemnities	26
	6.8 Timing of warranties	26

7	Releases	26
	7.1 MSL directors and officers	26
	7.2 OSI directors and officers	27
	7.3 Deeds of indemnity and insurance	27

8	Public announcement	27
	8.1 Announcement of transaction	27
	8.2 Public announcements	27
	8.3 Required disclosure	28
Scheme Implementation Deed     Contents 1

Contents

9	Confidentiality	28
	9.1 Confidentiality Deed	28
	9.2 Survival of obligations	28

10	No-talk and no-shop obligations	28
	10.1 No existing discussions	28
	10.2 No-talk	28
	10.3 No-shop	29
	10.4 Limitation to no-talk	29
	10.5 Notification of approaches	29
	10.6 Matching right	29
	10.7 Compliance with law	30
	10.8 Legal advice	30

11	Payment of costs – Reimbursement Fee	31
	11.1 Background	31
	11.2 Payment of Reimbursement Fee by MSL	31
	11.3 Written demand	32
	11.4 Nature of payment	32
	11.5 Compliance with law	32
	11.6 Other claims	32

12	Termination	33
	12.1 Termination	33
	12.2 Breach of representations and warranties	34
	12.3 Effect of termination	34
	12.4 Termination	35
	12.5 Terminable in writing	35

13	Duty, costs and expenses	35
	13.1 Stamp duty	35
	13.2 Costs and expenses	35

14	GST	35

15	General	36
	15.1 No representation or reliance	36
	15.2 No merger	37
	15.3 Consents	37
	15.4 Notices	37
	15.5 Service of process	39
	15.6 Governing law and jurisdiction	39
	15.7 Waivers	39
	15.8 Variation	39
	15.9 Assignment	39
	15.10 Acknowledgement	39
	15.11 No third party beneficiary	40
	15.12 Further action	40
	15.13 Entire agreement	40
	15.14 Counterparts	40

	Schedule 1	42

	OSI Representations and Warranties	42
Scheme Implementation Deed     Contents 2

Contents

Schedule 2	44

MSL Representations and Warranties	44

Schedule 3	46

MSL capital structure	46

Attachment 1	48

Attachment 2	49

Attachment 3	50
Scheme Implementation Deed     Contents 3

Scheme Implementation Deed
Date ► 15 October 2010

Between the parties

The MAC Services Group Limited

(ACN 003 657 510) of Level 3, 5-13 Rosebery Avenue, Rosebery, NSW 2018

(MSL)

Oil States International, Inc.

of 333 Clay Street, Suite 4620, Houston, TX 77002, United States of America

(OSI)

Recitals	1 The parties have agreed that OSI SPV will merge with MSL by means of a scheme of arrangement under Part 5.1 of the Corporations Act between MSL and Scheme Shareholders.

2 At the request of OSI SPV, MSL intends to propose the scheme of arrangement and issue the Scheme Booklet.

3 The parties have agreed to implement the scheme of arrangement on the terms of this deed.
This deed witnesses as follows:
Scheme Implementation Deed     page 1

1	Definitions and interpretation

1.1	Definitions

The meanings of the terms used in this deed are set out below.

Term	Meaning
ASIC	the Australian Securities and Investments Commission.

Associate	has the meaning set out in section 12 of the Corporations Act.

ASX	ASX Limited ABN 98 008 624 691.

Business Day	a business day as defined in the Listing Rules.

Competing Transaction	a transaction or arrangement pursuant to which a Third Party will, if the transaction or arrangement is entered into or completed:

1    acquire (whether directly or indirectly) or become the holder of, or otherwise acquire, have a right to acquire or have an economic interest in all or a material part of the business of the MSL Group;

2    acquire a Relevant Interest in, become the holder of, or otherwise acquire, have a right to acquire or have an economic interest in 10% or more of the MSL Shares (other than a Third Party in a capacity as custodian, nominee, bare trustee, hedge fund, fund manager or similar or equivalent capacity);

3 acquire control (as determined in accordance with section 50AA of the Corporations Act) of MSL;

4 otherwise acquire or merge with MSL; or

5 enter into any agreement, arrangement or understanding requiring MSL to abandon, or otherwise fail to proceed with, the Transaction,

whether by way of takeover bid, scheme of arrangement, shareholder approved acquisition, capital reduction or buy back, sale or purchase of shares or assets, joint venture, dual-listed company structure (or other synthetic merger), or other transaction or arrangement.

condition precedent	each of the conditions set out in clause 3.1.

Confidentiality Deed	the confidentiality deed previously executed between OSI and MSL.
Scheme Implementation Deed     page 2

1 Definitions and interpretation

Term	Meaning
Consolidated Group	has the same meaning as in the Tax Act.

Corporations Act	the Corporations Act 2001 (Cth).

Controller	has the meaning it has in the Corporations Act.

Corporations Regulations	the Corporations Regulations 2001 (Cth).

Court	the Supreme Court of New South Wales or such other court of competent jurisdiction under the Corporations Act agreed to in writing by MSL and OSI.

Deed Poll	a deed poll substantially in the form of Attachment 3 under which each of OSI SPV and OSI covenants in favour of the Scheme Shareholders to perform certain obligations attributed to it (respectively) under the Scheme.

Effective	when used in relation to the Scheme, means the coming into effect, under section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) in relation to the Scheme but in any event at no time before an office copy of the order of the Court is lodged with ASIC.

Effective Date	the date on which the Scheme becomes Effective.

End Date	31 March 2011 or such other date as is agreed in writing between OSI and MSL.

Excluded Shareholder	any MSL Shareholder who is an OSI Group Member or any MSL Shareholder who holds a MSL Share on behalf of, or for the benefit of, any OSI Group Member.

Exclusivity Period	the period from and including the date of this deed to the earlier of:

1 the termination of this deed; and

2 the End Date.

Fairly Disclosed	a reference to Fairly Disclosed means disclosed to OSI or any of its Representatives or professional consultants, to the extent that, and in sufficient detail so as to enable, a reasonable and sophisticated buyer (or one of its Representatives or professional consultants) experienced in transactions similar to the Transaction and
Scheme Implementation Deed     page 3

1 Definitions and interpretation

Term	Meaning
experienced in a business similar to any business conducted by the MSL Group, to identify the nature and scope of the relevant matter, event or circumstance (including in each case, that the financial effect of relevant matter, event or circumstance was reasonably ascertainable from the information disclosed).

Final Dividend	being the final dividend in respect of the 2010 financial year of $0.0475 per MSL Share, to be paid on 15 October 2010.

Financial Adviser	any financial adviser retained by MSL in relation to the Scheme or a Competing Transaction from time to time.

Financial Indebtedness	any debt or other monetary liability (whether actual or contingent) in respect of moneys borrowed or raised or any financial accommodation including under or in respect of any:

1 bill, bond, debenture, note or similar instrument;

2 acceptance, endorsement or discounting arrangement;

3 guarantee;

4 finance or capital lease;

5 agreement for the deferral of a purchase price or other payment in relation to the acquisition of any asset or service; or

6 obligation to deliver goods or provide services paid for in advance by any financier.

FIRB	the Foreign Investment Review Board.

FIRB Approval	the approval required pursuant to the condition precedent set out at clause 3.1(a).

First Court Date	the first day on which an application made to the Court for orders under section 411(1) of the Corporations Act convening the Scheme Meeting to consider the Scheme is heard.

Government Agency	includes:

1 ASX, ASIC, the Australian Competition and Consumer Commission;

2 any regulatory organisation established under statute; and

3    any foreign or Australian government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity, or any minister of the Crown in right of the Commonwealth of Australia or any state, or any other federal, state, provincial, local or other government, whether foreign or Australian.

Scheme Implementation Deed     page 4

1 Definitions and interpretation

Term	Meaning
Implementation Date	the fifth Business Day after the Scheme Record Date or such other day as the parties agree.

Independent Expert	the independent expert in respect of the Scheme appointed by MSL.

Independent Expert’s Report	the report to be issued by the Independent Expert in connection with the Scheme.

Insolvent	a person is insolvent if:

1 it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act); or

2 it is in liquidation, in provisional liquidation, under administration or wound up or has had a Controller appointed to any part of its property; or

3    it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this deed); or

4    an application or order has been made (and in the case of an application, it is not stayed, withdrawn or dismissed within 30 days), in connection with that person, which could reasonably result in any of (1), (2) or (3) above; or

5 it is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand; or

6    it is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or it makes a statement from which another party to this deed reasonably deduces it is so subject); or

7 it is otherwise unable to pay its debts when they fall due; or

8 something having a substantially similar effect to 1 to 7 happens in connection with that person under the law of any jurisdiction.

Listing Rules	the official listing rules of the ASX.

MSL Board	the board of directors of MSL.

MSL Consolidated Tax Group	the Consolidated Group of which MSL is the head company (as defined for the purposes of the Tax Act).

MSL Disclosure Letter	a letter identified as such provided by MSL to OSI and countersigned by OSI prior to entry into this deed.
Scheme Implementation Deed     page 5

1 Definitions and interpretation

Term	Meaning

MSL Disclosure Materials	1 the documents and information contained in the data room and made available to OSI and its Representatives prior to entry into this deed, the index of which has been initialled by the parties; and

2 the written answers prior to entry into this deed and in response to requests for further information made by OSI and its Representatives the index of which has been initialled by the parties.

MSL Group	MSL and each of its Related Bodies Corporate and Relevant Trusts and a reference to a MSL Group Member or a member of the MSL Group is to MSL or any of its Related Bodies Corporate or any Relevant Trust.

MSL Indemnified Parties	MSL and its Related Bodies Corporate and their respective directors, officers and employees.

MSL Information	information regarding the MSL Group prepared by MSL for inclusion in the Scheme Booklet, being all the contents of the Scheme Booklet other than the OSI Information and the Independent Expert’s Report.

MSL Material Adverse Change	one or more Specified Events which (in any such case, individually or when aggregated with all such Specified Events) has, will, or would reasonably be expected to, result in:

1    the value of consolidated net assets of the MSL Group, taken as a whole, being reduced by at least $35 million against what they would reasonably have been expected to have been but for such Specified Events (as the case may be); or

2    a reduction in the earnings before interest, tax, depreciation and amortisation of the MSL Group, taken as a whole, by an aggregate amount of $20 million or more over two consecutive financial years against what they would reasonably have been expected to have been but for such Specified Events (as the case may be), other than any such Specified Event:

3 required to be done in order to implement the Scheme;

4 which took place with the prior written consent of OSI;

5 which MSL Fairly Disclosed in an announcement made to the ASX or a document lodged with ASIC, in each case between 1 January 2007 and the date of entry into this deed; or

6 Fairly Disclosed in the MSL Disclosure Materials or MSL Disclosure Letter; or

7 that are or that arise from:

•    changes in economic or business conditions (including interest rates, currency exchange rates and commodity prices) or other factors or matters that are not specific to MSL or that affect industry participants in a similar manner;

Scheme Implementation Deed     page 6

1 Definitions and interpretation

Term	Meaning
• any change in or interpretation of law, regulation or other policy of a Governmental Agency including changes to taxation rates, laws and policies from those in place at the date of this deed; or

• any change in accounting policy required by law.

For the avoidance of doubt, a fall in MSL’s share price will not of itself constitute an MSL Material Adverse Change.

MSL Permitted Dividend	being a;

1 Final Dividend;

2 special dividend, if approved by the MSL Board, which does not exceed $0.05 per MSL Share; and

3 dividend in respect of the 2011 half financial year, if approved by the MSL Board, which does not exceed $0.07 per MSL Share.

MSL Prescribed Occurrence	the occurrence of any of the following between the date of this deed and 8.00am on the Second Court Date:

1 MSL converting all or any of its shares into a larger or smaller number of shares;

2    any member of the MSL Group (other than a direct or indirect wholly owned subsidiary of MSL) resolving to reduce its share capital in any way or reclassifying, combining, splitting or redeeming or repurchasing directly or indirectly any of its shares;

3 any member of the MSL Group (other than a direct or indirect wholly owned subsidiary of MSL):

• entering into a buy-back agreement; or

• resolving to approve the terms of a buy-back agreement under the Corporations Act;

4    other than an MSL Permitted Dividend, any member of the MSL Group (other than a direct or indirect wholly owned subsidiary of MSL) declaring, paying or distributing any distribution, special dividend, bonus or other extraordinary share of its profits or assets or returning or agreeing to return any capital to its members;

5 a member of the MSL Group issuing securities, including without limitation shares, or granting an option over its shares, or agreeing to make such an issue or grant such an option, other than:

• to MSL or to a direct or indirect wholly owned subsidiary of MSL; or

• pursuant to the vesting of a Performance Right;

6 a member of the MSL Group issuing or agreeing to issue securities convertible into shares or any debt securities;

7 a member of the MSL Group making any change to its constitution;

8 a member of the MSL Group disposing, or agreeing to dispose, of the whole, or a substantial part, of its business or property;
Scheme Implementation Deed     page 7

1 Definitions and interpretation

Term	Meaning
9 a member of the MSL Group:

• acquiring, leasing or disposing of;

• agreeing to acquire, lease or dispose of; or

• irrevocably offering, proposing, announcing a bid or tendering for, any assets, the value of which exceeds $10 million (individually or in aggregate);

10 a member of the MSL Group:

• acquiring or disposing of;

• agreeing to acquire or dispose of; or

• irrevocably offering, proposing, announcing a bid or tendering for, any share capital of any third party other than any share capital in a member of the MSL Group;

11 a member of the MSL Group entering into a contract or commitment which materially restrains a member of the MSL Group from competing with any person or conducting activities in any material market;

12 other than:

• the granting of security to National Australia Bank under MSL’s existing credit facility in the ordinary course of business over property acquired by a member of the MSL Group; or

• the granting of security to other financiers in the ordinary course of business and with the prior written consent of OSI over property acquired by a member of the MSL Group; or

•    a lien which arises by operation of law or legislation securing an existing obligation that is not yet due, a member of the MSL Group creating, or agreeing to create, any mortgage, charge, lien or other encumbrance over any material asset;

13 any member of the MSL Group:

•    increasing the remuneration of (otherwise than in accordance with an existing contract in place at the date of this deed), or otherwise varying the employment contracts with, any of its directors or Senior Managers;

• other than the accelerated vesting of the Performance Rights, accelerating the rights of any of its directors or Senior Managers to compensation or benefits or any kind;

• hiring any employee or engaging any contactor except in the usual and ordinary course and consistent with past practices;

• paying any of its directors or Senior Managers a termination or retention payment (otherwise than in accordance with an existing contract in place at the date of this deed);

14 any member of the MSL Group:

(1) entering into, terminating or amending in a material manner, any contract or commitment (including in respect of Financial Indebtedness) requiring payments by or
Scheme Implementation Deed     page 8

1 Definitions and interpretation

Term	Meaning
involving receipt of revenue to, the MSL Group in excess of $35 million (individually or in aggregate) over the life of the contract or commitment;

(2)  (without limiting the foregoing) incurring or agreeing to incur capital expenditure from the date of this deed of more than $35 million (individually or in aggregate) over the life of the contract or commitment;

(3) waiving any material third party default where the financial impact on the MSL Group will be in excess of $10 million (individually or in aggregate);

(4) accepting as a compromise of a matter less than the full compensation due to a member of the MSL Group where the result of the compromise is that the member will receive an amount which is more than $10 million (individually or in aggregate) less than the amount of full compensation; or

(5) otherwise waiving, releasing, granting or transferring any rights with a value of more than $10 million (individually or in aggregate);

15  a member of the MSL Group entering into or resolving to enter into a transaction with any related party of MSL (other than a related party which is a member of the MSL Group) as defined in section 228 of the Corporations Act which would require shareholder approval under Chapter 2E or under Chapter 10 of the Listing Rules;

16 MSL or any of its subsidiaries being deregistered as a company or otherwise dissolved;

17 a member of the MSL Group changing any accounting policy applied by them to report their financial position other than any change in policy required by a change in accounting standards;

18  a member of the MSL Group doing anything that would result in a de-consolidation of the MSL Consolidated Tax Group, other than acquiring or disposing of a wholly owned subsidiary (subject always to the other provisions of this deed),

19 any member of the MSL Group is or becomes Insolvent;

other than:

20 required to be done in order to implement the Scheme;

21 with the prior written consent of OSI;

22 as Fairly Disclosed by MSL in an announcement made to the ASX or a document lodged with ASIC, in each case between 1 January 2007 and the date of entry into this deed; or

23 as Fairly Disclosed in the MSL Disclosure Materials or MSL Disclosure Letter.

MSL Registry	Computershare Investor Services Pty Limited ABN 48 078 279 277.

MSL Representations and Warranties	the representations and warranties of MSL set out in Schedule 2.
Scheme Implementation Deed     page 9

1 Definitions and interpretation

Term	Meaning
MSL Share	a fully paid ordinary share of MSL.

MSL Shareholder	each person who is registered in the Share Register as the holder of MSL Shares.

NYSE	NYSE AMEX LLC or the New York Stock Exchange, whichever stock exchange in the United States of America upon which the shares in OSI are listed and traded.

OSI Group	OSI and each of its Related Bodies Corporate (including OSI SPV) and a reference to a OSI Group Member or a member of the OSI Group is to OSI or any of its Related Bodies Corporate.

OSI Indemnified Parties	OSI, its Related Bodies Corporate (including OSI SPV), and their directors, officers and employees.

OSI Information	information regarding the OSI Group provided by OSI to MSL in writing for inclusion in the Scheme Booklet.

OSI Representations and Warranties	the representations and warranties of OSI set out in Schedule 1.

OSI SPV	PTI Holding Company 2 Pty Limited ACN 146 700 487, a wholly owned subsidiary of OSI.

Performance Right	a performance right issued or granted, or proposed to be issued or granted, by MSL prior to the date of this deed to acquire a MSL Share, the number of which is set out in Schedule 3.

Registered Address	in relation to an MSL Shareholder, the address shown in the Share Register.

Regulator’s Draft	the draft of the Scheme Booklet in a form acceptable to both parties which is provided to ASIC for approval pursuant to section 411(2) of the Corporations Act.

Regulatory Review Period	means the period from the date on which the Regulator’s Draft is submitted to ASIC to the date on which ASIC confirms that it does not intend to make any submissions at the Court hearing on the First Court Date or otherwise object to the Scheme.
Scheme Implementation Deed     page 10

1 Definitions and interpretation

Term	Meaning
Reimbursement Fee	$6.5 million (exclusive of GST, if any).

Related Bodies Corporate	has the meaning set out in the Corporations Act.

Relevant Interest	has the meaning given in sections 608 and 609 of the Corporations Act.

Relevant Trust	1 The MAC Middlemount Property Trust;

2 The MAC Muswellbrook Property Trust;

3 The MAC Wandoan Property Trust;

4 The MAC Middlemount Leisure Trust;

5 Mackay Property Trust;

6 The Karratha Property Trust; and

7 The Narrabri Property Trust.

Representative	1 in respect of a party or its Related Bodies Corporate, each director, officer, employee, adviser, agent or representative of that party or Related Body Corporate; and

2 in respect of a Financial Adviser, each director, officer, employee or contractor of that Financial Adviser.

RG 60	Regulatory Guide 60 issued by ASIC on 11 December 2009 relating to schemes of arrangement, the application of section 411(17) of the Corporations Act and ASIC review of schemes of arrangement.

Scheme	the scheme of arrangement under Part 5.1 of the Corporations Act between MSL and the Scheme Shareholders, substantially in the form attached as Attachment 2 to this deed, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and agreed to by OSI, OSI SPV and MSL.

Scheme Booklet	the information described in clause 5.1(a) to be approved by the Court and despatched to the MSL Shareholders and which must include the Scheme, an explanatory statement (complying with the requirements of the Corporations Act, the Corporations Regulations, RG 60 and the Listing Rules), an independent expert’s report, notices of meeting and proxy form.

Scheme Consideration	the cash consideration to be provided by, or on behalf of, OSI SPV to MSL (on behalf of each Scheme Shareholder) for the transfer to OSI SPV of each Scheme Share in accordance with clause 4, being the amount of $3.90 (as reduced by the amount of any distribution, dividend or similar payment to MSL Shareholders that is announced,
Scheme Implementation Deed     page 11

1 Definitions and interpretation

Term	Meaning
declared or paid between the date of this deed and the Implementation Date, but not including the Final Dividend) for each Scheme Share held by each Scheme Shareholder.

Scheme Meeting	the meeting of MSL Shareholders (other than Excluded Shareholders) ordered by the Court to be convened under section 411(1) of the Corporations Act at which MSL Shareholders will vote on the Scheme.

Scheme Record Date	5.00pm on the fifth Business Day after the Effective Date or such other date as agreed in writing by MSL and OSI.

Scheme Share	a MSL Share held by a Scheme Shareholder as at the Scheme Record Date.

Scheme Shareholders	MSL Shareholders (other than Excluded Shareholders) as at the Scheme Record Date.

Second Court Date	the first day on which an application made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Scheme is heard.

Senior Manager	1 the managing director, chief financial officer and chief operating officer of MSL; and

2 an employee of any member of the MSL Group reporting directly to the managing director, chief financial officer or chief operating officer of MSL.

Share Register	the register of members of MSL maintained in accordance with the Corporations Act.

Specified Events	means a change, event, occurrence, state of affairs or matter that:

1 occurs after the date of this deed;

2 occurs before the date of this deed, but only becomes apparent to OSI or is only announced or publicly disclosed after the date of this deed; or

3 will or is reasonably likely to occur after the date of this deed and which has not been publicly announced prior to the date of this deed.

Superior Proposal	a bona fide Competing Transaction of the kind referred to in any of paragraphs 1 (provided that such Competing Transaction contemplates the acquisition of all or substantially all of the business or assets of the MSL Group), 3 or 4 of the definition of Competing
Scheme Implementation Deed     page 12

1 Definitions and interpretation

Term	Meaning
Transaction (and not resulting from a breach by MSL of its obligations under clause 10 (it being understood that any actions by the Representatives of MSL, its Related Bodies Corporate or any of their respective Representatives in violation of clause 10 shall be deemed to be a breach by MSL for the purposes hereof)) which the MSL Board, acting in good faith, and after receiving written legal advice from its legal advisers and written advice from its Financial Advisers, determines:

1 is reasonably capable of being valued and completed taking into account all aspects of the Competing Transaction including any timing considerations and any conditions precedent; and

2    would, if completed substantially in accordance with its terms, be more favourable to MSL Shareholders (as a whole) than the Transaction (as such Transaction may be amended following application of the matching right set out in clause 10.6), taking into account all terms and conditions of the Competing Transaction.

Tax Act	the Income Tax Assessment Act 1997 (Cth).

Third Party	a person other than OSI and its Associates.

Timetable	the indicative timetable for the implementation of the Transaction set out in Attachment 1.

Transaction	the acquisition of MSL by OSI SPV through implementation of the Scheme in accordance with the terms of this deed.

1.2	Interpretation

In this deed, headings are for convenience only and do not affect interpretation and, unless the context requires otherwise:
(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include any gender;

(c)	other parts of speech and grammatical forms of a word or phrase defined in this deed have a corresponding meaning;

(d)	a reference to a person includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture, a partnership, a trust and any Government Agency;

(e)	a reference to a clause, party, attachment, exhibit or schedule is a reference to a clause of, and a party, attachment, exhibit and schedule to this deed, and a reference to this deed includes any attachment, exhibit and schedule;

(f)	a reference to a statute, regulation, proclamation, ordinance or by law includes all statutes, regulations, proclamations, ordinances or by laws amending, consolidating or replacing it, whether passed by the same or another
Scheme Implementation Deed     page 13

2 Agreement to proceed with the Transaction
Government Agency with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by laws issued under that statute;

(g)	a reference to any document (including this deed) is to that document as varied, novated, ratified or replaced from time to time;

(h)	the word “includes” in any form is not a word of limitation;

(i)	a reference to “$”, “A$” or “dollar” is to Australian currency;

(j)	a reference to any time is, unless otherwise indicated, a reference to the time in Sydney, New South Wales;

(k)	a period of time dating from a given day or the day of an act or event, is to be calculated exclusive of that day;

(l)	a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(m)	a term defined in or for the purposes of the Corporations Act has the same meaning when used in this deed; and

(n)	a reference to the Listing Rules includes any variation, consolidation or replacement of these rules and is to be taken to be subject to any waiver or exemption granted to the compliance of those rules by a party.
1.3	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

1.4	Next day

If an act under this deed to be done by a party on or by a given day is done after 4.00 pm on that day, it is taken to be done on the next day.

1.5	Contra proferentem excluded

No term or condition of this deed will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this deed or a provision of it.

2	Agreement to proceed with the Transaction
(a)	MSL agrees to propose the Scheme on and subject to the terms of this deed.

(b)	OSI agrees with MSL to assist MSL to propose the Scheme, and to procure OSI SPV to assist MSL propose the Scheme, on and subject to the terms of this deed.

(c)	MSL and OSI agree to implement the Transaction on the terms and conditions of this deed.
Scheme Implementation Deed     page 14

3 Conditions precedent and pre-implementation steps
3	Conditions precedent and pre-implementation steps

3.1	Conditions precedent

Subject to this clause 3, the Scheme will not become Effective, and the obligations of OSI under clause 4.3 will not become binding, until each of the following conditions precedent is satisfied or waived to the extent and in the manner set out in clause 3.3:
(a)	FIRB Approval: before 5:00pm on the Business Day before the Second Court Date:
(1)	OSI has received a written notice under the Foreign Acquisitions and Takeovers Act 1975 (Cth) (FATA), by or on behalf of the Treasurer of the Commonwealth of Australia stating that the Commonwealth Government does not object to the transactions contemplated by this deed, either unconditionally or on terms that are not unduly onerous on OSI given the size and nature of the Transaction;

(2)	the Treasurer of the Commonwealth of Australia becomes precluded from making an order in relation to the subject matter of this deed and the transactions contemplated by it under the FATA; or

(3)	if an interim order is made under the FATA in respect of the transactions contemplated by this deed, the subsequent period for making a final order prohibiting the transactions contemplated by this deed elapses without a final order being made.
(b)	Shareholder approval: MSL Shareholders (other than Excluded Shareholders) agree to the Scheme at the Scheme Meeting by the requisite majorities under the Corporations Act.

(c)	Court approval: the Court approves the Scheme in accordance with section 411(4)(b) of the Corporations Act.

(d)	Restraints: no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or Government Agency or other legal restraint or prohibition preventing the Transaction is in effect, and no steps have been taken by any Court or Government Agency to effect any of the above, in each case as at 8.00am on the Second Court Date.

(e)	Independent Expert: the Independent Expert issues a report which concludes that the Scheme is in the best interests of MSL Shareholders before the date on which the Scheme Booklet is lodged with ASIC.

(f)	Regulatory approvals: before 8.00am on the Second Court Date:
(1)	ASIC and ASX: ASIC and ASX have issued or provided such consents or approvals or have done such other acts which the parties agree in writing are reasonably necessary or desirable to implement the Transaction; and

(2)	Government Agency: all other approvals of a Government Agency which OSI and MSL agree in writing are necessary or desirable to implement the Transaction are obtained.
3.2	Reasonable endeavours
(a)	Each party must use its reasonable endeavours to procure that:
(1)	the conditions precedent in clause 3.1 are satisfied as soon as possible after the date of this deed, and continue to be satisfied at all times until the last time they are to be satisfied (as the case may be); and
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3 Conditions precedent and pre-implementation steps
(2)	there is no occurrence within the control of MSL or OSI (as the context requires) that would prevent any of the conditions precedent in clause 3.1, which such party must use reasonable endeavours to satisfy, being satisfied.
(b)	OSI must, without limiting clause 3.2(a):
(1)	lodge its FIRB application (pursuant to the condition precedent in clause 3.1(a)) with FIRB no later than 4.00pm on 18 October 2010 (if not already lodged);

(2)	not withdraw its submitted FIRB application without the written consent of the other party;

(3)	take all reasonable steps required as part of the FIRB Approval process, including responding to requests for information at the earliest practicable time; and

(4)	update MSL on a timely basis in relation to the progress of obtaining FIRB Approval.
(c)	MSL must, without limiting clause 3.2(a), provide all information reasonably requested by OSI in order for it to seek and obtain FIRB Approval.
3.3	Waiver of conditions precedent
(a)	The conditions precedent in clauses 3.1(a), 3.1(b), 3.1(c), 3.1(d) and 3.1(e) cannot be waived.

(b)	The condition precedent in clause 3.1(f) is for the benefit of each party, and any breach or non-fulfilment of it may only be waived with the written consent of each of the parties (each in their absolute discretion).

(c)	Any waiver of a condition precedent by a party for whose benefit the condition applies must take place on or prior to 8.00am on the Second Court Date.

(d)	If a party waives the breach or non-fulfilment of any of the conditions precedent in clause 3.1, that waiver will not preclude it from suing the other party for any breach of this deed including without limitation a breach that resulted in the non-fulfilment of the condition precedent that was waived.
3.4	Termination on failure of condition precedent
(a)	If any event occurs which would prevent any of the conditions precedent in clause 3.1 being satisfied, or there is an occurrence that will prevent any of the conditions precedent being satisfied by the time and date specified in this deed for its satisfaction or if the Scheme has not become Effective by the End Date, the parties must consult in good faith to:
(1)	consider and if agreed determine whether the Transaction may proceed by way of alternative means or methods;

(2)	consider and if agreed change the date of the application made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Scheme or adjourning that application (as applicable) to another date agreed to in writing by OSI and MSL (being a date no later than 5 Business Days before the End Date); or

(3)	consider and if agreed extend the relevant date or End Date.
(b)	Subject to clause 3.4(d), if the parties are unable to reach agreement under clause 3.4(a) within 5 Business Days of becoming aware of the relevant occurrence or relevant date or by the End Date, then unless that condition precedent is waived by MSL or OSI as provided in clause 3.3, then either party may terminate this deed by notice in writing to the other party without any
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3 Conditions precedent and pre-implementation steps
liability to the other party because of that termination, unless the relevant occurrence or the failure of the condition precedent to be satisfied, or the failure of the Scheme to become Effective, arises out of a breach of clauses 3.2 or 3.5 in which case the party in breach will not be entitled to so terminate (for the avoidance of doubt, in such circumstances, the party which is not the party in breach of clauses 3.2 or 3.5 is entitled to terminate this deed).

(c)	Subject to any rights or obligations arising under or pursuant to clauses that are expressed to survive termination (including by virtue of clause 12.4), on termination of this deed, no party shall have any rights against or obligations to any other party under this deed except for those rights and obligations which accrued prior to termination.

(d)	If the condition precedent set out in clause 3.1(b) is not satisfied only because of a failure to obtain the majority required by section 411(4)(a)(ii)(A) of the Corporations Act, then either party may by written notice within 3 Business Days after the date of the conclusion of the Scheme Meeting require the approval of the Court to be sought, pursuant to the Court’s discretion in that section, provided the party has in good faith formed the view that the prospect of the Court exercising its discretion in that way is reasonable, in which case the other party may not terminate this deed until such time as the Court has made a determination not to grant such approval.
3.5	Certain notices
(a)	If, before the time specified for satisfaction of a condition precedent, an event that will prevent that condition precedent being satisfied occurs, the party with knowledge of that event must immediately give the other party written notice of that event.

(b)	MSL and OSI (as the case may be) must promptly advise each other orally and in writing of any change or event causing, or which, so far as can reasonably be foreseen, would cause:
(1)	a representation or warranty provided in this deed by a relevant party to be false;

(2)	a breach or non-fulfilment of any of the conditions precedent; or

(3)	a material breach of this deed by a relevant party.
(c)	MSL must provide OSI with a certificate by no later than 5.00pm on the day before the Second Court Date stating whether it has become aware that an MSL Material Adverse Change or MSL Prescribed Occurrence (or both) has occurred since the date of this deed.

(d)	MSL and OSI (as the case may be) must promptly notify the other of satisfaction of a condition precedent.

(e)	Upon receipt of a notice given under clause 3.5(b), give written notice to the other party as soon as possible (and in any event before 5.00pm on the Business Day before the Second Court Date) as to whether or not it waives (if entitled to do so) the breach or non-fulfilment of any condition precedent resulting from the occurrence of that change or event, specifying the condition precedent in question.
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4 Transaction steps
4	Transaction steps

4.1	Scheme

Subject to clause 3.1, on the Implementation Date all of the Scheme Shares will be transferred to OSI SPV and the Scheme Shareholders will be entitled to receive the Scheme Consideration in accordance with the terms of the Scheme.

4.2	No amendment to the Scheme without consent

MSL must not consent to any modification of, or amendment to, or the making or imposition by a court of any condition in respect of, the Scheme without the prior written consent of OSI.

4.3	Scheme Consideration
(a)	If the Scheme becomes Effective:
(1)	each Scheme Shareholder will be entitled to receive the Scheme Consideration; and

(2)	all of the Scheme Shares held by a Scheme Shareholder will be transferred to OSI SPV.
(b)	In consideration of the transfer to OSI SPV of each Scheme Share held by a Scheme Shareholder under the terms of the Scheme:
(1)	on the Implementation Date, OSI will procure that OSI SPV will accept that transfer; and

(2)	on or before the Implementation Date, OSI or a Related Body Corporate of OSI will provide to MSL (on behalf of each Scheme Shareholder) the Scheme Consideration for each Scheme Share in accordance with the terms of the Scheme, and in accordance with clause 3.1 of the Deed Poll.
4.4	Treatment of Performance Rights

OSI will make offers to all persons holding Performance Rights to have cancelled each such Performance Right for a cash consideration, per Performance Right, equal to the Scheme Consideration (which, for the avoidance of doubt, will not be reduced by the amount of any MSL Permitted Dividend paid to MSL Shareholders) under the Scheme in respect of each Scheme Share, which offers are conditional only on the Scheme becoming Effective, and which consideration will be paid, subject to the cancellation of the Performance Rights held by any such person, on the Implementation Date as if the holder of the Performance Rights was a holder of the Scheme Shares on that date.

5	Implementation

5.1	MSL’s obligations

MSL must take all necessary steps to implement the Scheme as soon as is reasonably practicable and without limiting the foregoing use reasonable endeavours (including to commit necessary resources (including management and corporate relations resources and the resources of external advisers) and procure that its officers and advisers work in good faith and in a timely and co-operative fashion with OSI) to ensure that each step in the Timetable is met by the relevant date set out beside that step (and must consult with
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5 Implementation
OSI on a regular basis about its progress in that regard), including doing any acts it is authorised and able to do, on behalf of MSL Shareholders, and must do each of the following:
(a)	preparation of Scheme Booklet: subject to clause 5.1(o), prepare and despatch the Scheme Booklet in accordance with all applicable laws and in particular with the Corporations Act, the Corporations Regulations, RG 60 and the Listing Rules;

(b)	Further MSL Information: disclose to OSI and MSL Shareholders such further or new MSL Information as may arise after the Scheme Booklet has been sent until the date of the Scheme Meeting as may be necessary to ensure that the MSL Information contained in the Scheme Booklet is not, having regard to applicable disclosure requirements, false, misleading or deceptive in any material respect (including because of any material omission);

(c)	directors’ recommendation: include in the Scheme Booklet and the public announcement contemplated by clause 8.1 (on the basis of statements made to MSL by each member of the MSL Board), a statement by the MSL Board unanimously recommending that MSL Shareholders (other than Excluded Shareholders) vote in favour of the Scheme in the absence of any publicly announced Superior Proposal, unless there has been a change, withdrawal or modification of recommendation permitted by clause 5.5;

(d)	section 411(17)(b) statement: apply to ASIC for the production of:
(1)	an indication of intent letter stating that ASIC does not intend to appear before the Court on the First Court Date; and

(2)	a statement under section 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Scheme;
(e)	Court direction: apply to the Court for orders pursuant to section 411(1) of the Corporations Act directing MSL to convene the Scheme Meeting;

(f)	Registration of explanatory statement: request ASIC to register the explanatory statement included in the Scheme Booklet in relation to the Scheme in accordance with section 412(6) of the Corporations Act;

(g)	Send Scheme Booklet: send the Scheme Booklet to MSL Shareholders as soon as practicable after the Court orders MSL to convene the Scheme Meeting;

(h)	Scheme Meeting: convene the Scheme Meeting to agree to the Scheme in accordance with the orders made by the Court pursuant to section 411(1) of the Corporations Act and, for this purpose, the directors of MSL must participate in reasonable efforts to promote the merits of the Scheme, including meeting with key MSL Shareholders at the reasonable request of OSI and soliciting proxy votes in favour of the Scheme;

(i)	Court documents: consult with OSI in relation to the content of the documents required for the purpose of each of the Court hearing held for the purpose of sections 411(1) and 411(4)(b) of the Corporations Act in relation to the Scheme (including originating process, affidavits, submissions and draft minutes of Court orders) and consider in good faith, for the purpose of amending drafts of those documents, comments from OSI and its Representatives on those documents;

(j)	Court approval: (subject to all conditions precedent in clause 3.1, other than the condition in clause 3.1(c) being satisfied or waived in accordance with this deed) apply to the Court for orders approving the Scheme as agreed to by the MSL Shareholders (other than Excluded Shareholders) at the Scheme Meeting;

(k)	Certificate: at the hearing on the Second Court Date provide to the Court a certificate confirming whether or not the conditions precedent in clause 3.1, other than the condition in clause 3.1(c), have been satisfied or waived in
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5 Implementation
accordance with this deed. A draft of that certificate must be provided by MSL to OSI by 4.00pm on the Business Day prior to the Second Court Date;

(l)	lodge copy of Court order: lodge with ASIC an office copy of the Court order in accordance with section 411(10) of the Corporations Act approving the Scheme on the day such office copy is received (or such later date as agreed in writing by OSI);

(m)	Scheme Consideration: close the Share Register as at the Scheme Record Date and determine entitlements to the Scheme Consideration in accordance with the Scheme and the Deed Poll;

(n)	registration: subject to OSI having issued the Scheme Consideration in accordance with the Scheme and Deed Poll, register all transfers of MSL Shares held by Scheme Shareholders to OSI SPV on the Implementation Date;

(o)	consultation with OSI: consult with OSI as to the content and presentation of the Scheme Booklet including:
(1)	providing to OSI drafts of the Scheme Booklet for the purpose of enabling OSI to review and comment on those draft documents;

(2)	taking all comments made by OSI into account in good faith when producing a revised draft of the Scheme Booklet;

(3)	providing to OSI a revised draft of the Scheme Booklet within a reasonable time before the Regulator’s Draft is finalised;

(4)	implement such changes to those parts of the Scheme Booklet relating to OSI which are provided in accordance with clauses 5.1(o)(1) to 5.1(o)(3) as reasonably requested by OSI and prior to finalising the Regulator’s Draft; and

(5)	obtaining written approval from OSI for the form and content in which the OSI Information appears in the Scheme Booklet, and MSL will not lodge the Scheme Booklet with ASIC until such approval is obtained from OSI;
(p)	information: provide all information, or procure that the MSL Registry provides all information, in each case in a form reasonably requested by OSI, about the Scheme, the Scheme Shareholders, the MSL Shareholders and the Share Register (including any sub register) to OSI and its Representatives which OSI reasonably requests in order to solicit votes at the Scheme Meeting and facilitate the provision by, or on behalf of, OSI SPV of the Scheme Consideration;

(q)	ASIC and ASX review: during the Regulatory Review Period, promptly provide to OSI, and include in the Scheme Booklet, any new information not included in the Regulator’s Draft which is required by the Corporations Act, Corporations Regulations, RG 60 or the Listing Rules to be included and keep OSI informed of any material matters raised by ASIC or ASX in relation to the Scheme Booklet or the Transaction, and use reasonable endeavours to take into consideration in resolving such matters any issues raised by OSI;

(r)	Independent Expert: promptly appoint the Independent Expert and provide assistance and information reasonably requested by the Independent Expert in connection with the preparation of the Independent Expert’s Report for inclusion in the Scheme Booklet;

(s)	Provide a copy of the report: promptly provide OSI with a copy of any draft and final report received from the Independent Expert;

(t)	compliance with laws: do everything reasonably within its power to ensure that the tasks or obligations required to be performed by MSL in relation to the Transaction are effected in accordance with all laws and regulations applicable in relation to the Transaction;
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5 Implementation
(u)	MSL Prescribed Occurrence: ensure that no MSL Prescribed Occurrence occurs between the date of this deed and 8.00am on the Second Court Date;

(v)	listing: to take all reasonable steps to maintain MSL’s listing on the ASX notwithstanding any suspension of the quotation of MSL Shares up to and including the Implementation Date, including making appropriate applications to ASX unless OSI has agreed in writing; and

(w)	information: prepare and promptly provide to OSI any information regarding the MSL Group that OSI reasonably requires to prepare the OSI Information for inclusion in the Scheme Booklet.
5.2	OSI’s obligations

OSI must take all necessary steps to implement the Scheme as soon as is reasonably practicable and without limiting the foregoing use reasonable endeavours to ensure (including to commit necessary resources (including management and corporate relations resources and the resources of external advisers) and procure that its officers and advisers work in good faith and in a timely and co-operative fashion with MSL)that each step in the Timetable is met by the date set out beside that step (and consult with MSL on a regular basis about its progress in that regard), including doing each of the following:
(a)	OSI Information: prepare and promptly provide to MSL, by no later than 20 October 2010 a draft of the OSI Information for inclusion in the Scheme Booklet as required by all applicable Australian laws, and in particular by the Corporations Act, the Corporations Regulations, RG 60 and the Listing Rules;

(b)	Further OSI Information: disclose to MSL such further or new OSI Information (other than any information provided by MSL to OSI or obtained from MSL public filings on ASX regarding the MSL Group contained in, or used in the preparation of, the OSI Information) as may arise after the Scheme Booklet has been sent until the date of the Scheme Meeting as may be necessary to ensure that the OSI Information contained in the Scheme Booklet is not, having regard to applicable disclosure requirements, false, misleading or deceptive in any material respect (including because of any material omission);

(c)	review of Scheme Booklet: review the drafts of the Scheme Booklet prepared by MSL and provide comments, if any, as soon as practicable;

(d)	Independent Expert’s report: provide any assistance or information reasonably requested by the Independent Expert in connection with the preparation of the Independent Expert’s report to be included in the Scheme Booklet;

(e)	representation: procure that it is represented by counsel at the Court hearings convened for the purposes of section 411(4)(b) of the Corporations Act, at which through its counsel, OSI will undertake (if requested by the Court) to do all such things and take all such steps within its power as are necessary in order to ensure the fulfilment of its obligations under this deed and the Scheme;

(f)	Deed Poll: by not later than the Business Day prior to the First Court Date, enter into the Deed Poll, and procure that OSI SPV enters into the Deed Poll, in favour of the Scheme Shareholders to perform their obligations under the Scheme;

(g)	accuracy of OSI Information: ensure the OSI Information in the Scheme Booklet is not misleading or deceptive in any material respect (whether by omission or otherwise) (other than any information provided by MSL to OSI or obtained from MSL public filings on ASX regarding the MSL Group contained in, or used in the preparation of, the OSI Information);

(h)	Share transfer: if the Scheme becomes Effective, accept a transfer of the MSL Shares as contemplated by clause 4.3(b)(1);
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5 Implementation
(i)	compliance with laws: do everything reasonably within its power to ensure that the tasks or obligations required to be performed by OSI in relation to the Transaction are effected in accordance with all laws and regulations applicable in relation to the Transaction; and

(j)	OSI Scheme Consideration: if the Scheme becomes Effective, procure the provision of, by or on behalf of, OSI SPV, the Scheme Consideration in the manner and amount contemplated by clause 4 and the terms of the Scheme.
5.3	Conduct of business
(a)	Subject to clauses 5.3(b) and 5.3(c), from the date of this deed up to and including the Implementation Date, and without limiting any other obligations of MSL under this deed, MSL must:
(1)	conduct its business, and must cause each of its Related Bodies Corporate to conduct its respective businesses, in the ordinary and proper course of business consistent with the business plans and budgets made public or disclosed to OSI prior to the date of this deed and in a matter generally consistent with the manner in which each such business has been conducted in the 12 month period prior to the date of this deed; and

(2)	make all reasonable efforts to:
(A)	keep available the services of their directors, officers and employees;

(B)	maintain and preserve their relationships with customers, suppliers, Government Agencies, licensors, licensees and others having business dealings with MSL and any Related Body Corporate of MSL;

(C)	other than as Fairly Disclosed to OSI in the MSL Disclosure Materials, identify any change of control or similar provisions in all material contracts (including all accommodation services agreements, financing arrangements and property leases) and material joint venture documentation and (whether or not disclosed to OSI in the MSL Disclosure Materials) use reasonable endeavours to obtain consents from Third Parties, as reasonably requested by OSI, who may have rights arising from the transactions contemplated by the Scheme; and

(D)	not enter into any lines of business or other activities in which MSL and its Related Bodies Corporate are not engaged as of the date of this deed.
(3)	not, and procure that each of its Related Bodies Corporate do not amend in any material respect any arrangement with its Financial Advisers in respect of the transactions contemplated by this deed.
(b)	Nothing in clause 5.3(a) restricts the ability of MSL to take any action:
(1)	required to be done in order to implement the Scheme;

(2)	which took place with the prior written consent of OSI;

(3)	which MSL Fairly Disclosed in an announcement made to the ASX or a document lodged with ASIC, in each case between 1 January 2007 and the date of entry into this deed; or

(4)	which is Fairly Disclosed in the MSL Disclosure Materials or MSL Disclosure Letter.
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5 Implementation
(c)	For the avoidance of doubt, nothing in this section 5.3 restricts the ability of MSL to respond to a Competing Transaction in accordance with clause 10.
5.4	Appointment of directors

MSL must, as soon as practicable:
(a)	after the Second Court Date (provided the Scheme is approved by the Court), take all actions necessary to cause the appointment of 3 nominees of OSI to the MSL Board; and

(b)	on the Implementation Date:
(1)	ensure that all directors on the MSL Board, other than the OSI nominees appointed pursuant to clause 5.4(a), resign;

(2)	ensure that all directors on the boards of MSL’s Related Bodies Corporate resign and use its best endeavours to ensure all such directors provide written notice to MSL to the effect that they have no claim in their capacity as directors outstanding for loss of office, remuneration or otherwise against MSL; and

(3)	cause the appointment of additional nominees of OSI (if requested by OSI) to MSL and those boards of its Related Bodies Corporate.
5.5	MSL Board recommendation
(a)	Subject to clause 5.5(b), MSL must use its best endeavours to procure that the MSL Board unanimously recommends that MSL Shareholders (other than Excluded Shareholders) vote in favour of:
(1)	the Scheme in the absence of a publicly announced Superior Proposal; and

(2)	all of the resolutions in the Scheme Booklet,
at the Scheme Meeting and the Scheme Booklet must include a statement by the MSL Board to that effect; provided that, MSL shall not be required to do anything in the foregoing if the Independent Expert concludes in the Independent Expert’s Report (either initially or in any updated report) that the Scheme is not in the best interests of MSL Shareholders.

(b)	MSL must use its best endeavours to procure that the MSL Board collectively, and the members of the MSL Board individually, must not change, withdraw or modify, its or his recommendation in favour of the Scheme unless either:
(1)	the Independent Expert concludes in the Independent Expert’s Report (either initially or in any updated report) that the Scheme is not in the best interests of MSL Shareholders;

(2)	the MSL Board has determined, after receiving written legal advice from its legal advisers, that continuing to recommend the Scheme would be, or would be likely to be, a breach of their statutory or fiduciary duties or would be, or would be likely to be, unlawful; or

(3)	an event in clause 11.2(a)(2) or 11.2(a)(3) occurs.
5.6	Integration

Between the date of this deed and the Implementation Date, MSL must, and must cause each of its Related Bodies Corporate to, afford to OSI and OSI’s Representatives reasonable access to information (subject to any existing confidentiality obligations owed to third parties), premises, properties, sites or such senior executives of any member of
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5 Implementation
the MSL Group or any entity MSL manages as reasonably requested by OSI at mutually convenient times and afford OSI reasonable co-operation for the purpose of:
(a)	implementation of the Scheme, provided that nothing in this sub-clause will require MSL to provide information to OSI concerning MSL’s directors and management’s consideration of the Scheme or any actual or potential Competing Transaction;

(b)	understanding MSL’s financial position (including cashflow and working capital position), trading position and management control systems;

(c)	obtaining a reasonable understanding in respect of potential environmental and occupational health and safety risks regarding each property owned, used or occupied by any member of the MSL Group;

(d)	preparing for carrying on of business following the Implementation Date; and

(e)	any other purpose agreed between the parties,
provided that:
(f)	such requests by OSI do not result in unreasonable disruptions to the business of the MSL Group;

(g)	OSI agrees to comply with all applicable laws when visiting the premises of MSL, including all occupation health and safety laws and regulations; and

(h)	MSL may provide to OSI its records at a place other than MSL’s business premises.
5.7	Conduct of Court proceedings
(a)	OSI and MSL are entitled to separate representation at all Court proceedings affecting the Transaction.

(b)	This deed does not give OSI or MSL any right or power to give undertakings to the Court for or on behalf of the other party without that party’s written consent.

(c)	OSI and MSL must give all undertakings to the Court in all Court proceedings which are reasonably required to obtain Court approval and confirmation of the Transaction as contemplated by this deed.

(d)	If the Court refuses to make orders convening the Scheme Meeting or approving the Scheme, MSL and OSI must appeal the Court’s decision to the NSW Court of Appeal except to the extent that:
(1)	the parties agree otherwise; or

(2)	Queen’s Counsel or Senior Counsel representing that party in relation to the Scheme indicates that, in their opinion, an appeal would likely have less than a 50% prospect of success, in which case either party may terminate this deed in accordance with clause 12.1(a)(3).

(e)	Each of OSI and MSL must defend, or must cause to be defended, any Takeovers Panel proceeding brought against it (or any members of its respective group) challenging this deed or the completion of the Transaction.

(f)	Each party will be responsible for their own costs that are incurred as a result of the operation of this clause 5.7.
5.8	Responsibility statement

The Scheme Booklet will contain a responsibility statement to the effect that:
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6 Representations and warranties
(a)	OSI is responsible for the OSI Information (other than any information provided by MSL to OSI or obtained from MSL public filings on ASX regarding the MSL Group contained in, or used in the preparation of, the OSI Information) contained in the Scheme Booklet; and

(b)	MSL is responsible for the MSL Information contained in the Scheme Booklet and is also responsible for the information contained in the Scheme Booklet provided by MSL to OSI or obtained from MSL’s public filings on ASX regarding the MSL Group contained in, or used in the preparation of, the OSI Information.
6	Representations and warranties

6.1	OSI’s representations

OSI represents and warrants to MSL (in its own right and separately as trustee or nominee for each of the other MSL Indemnified Parties) that each of the OSI Representations and Warranties is true and correct in all material respects, provided that, in respect of any OSI Representations and Warranties that are, by their terms, qualified by materiality, those OSI Representations and Warranties are represented and warranted to be true and correct.

6.2	OSI’s indemnity

OSI agrees with MSL (in its own right and separately as trustee or nominee for each of the other MSL Indemnified Parties) to indemnify the MSL Indemnified Parties against any claim, action, damage, loss, liability, cost, expense or payment of whatever nature and however arising which MSL or any of the other MSL Indemnified Parties suffers, incurs or is liable for arising out of any breach of any of the OSI Representations and Warranties.

6.3	MSL’s representations

MSL represents and warrants to OSI (in its own right and separately as trustee or nominee for each of the other OSI Indemnified Parties) that each of the MSL Representations and Warranties is true and correct in all material respects, provided that, in respect of any MSL Representations and Warranties that are, by their terms, qualified by materiality, those MSL Representations and Warranties are represented and warranted to be true and correct.

6.4	MSL’s indemnity

MSL agrees with OSI (in its own right and separately as trustee or nominee for each OSI Indemnified Party) to indemnify OSI and each of the other OSI Indemnified Parties from any claim, action, damage, loss, liability, cost, expense or payment of whatever nature and however arising which OSI or any of the other OSI Indemnified Parties suffers, incurs or is liable for arising out of any breach of any of the MSL Representations and Warranties.

6.5	Qualifications on MSL warranties

The MSL Representations and Warranties under clause 6.3 and Schedule 2 and indemnity under clause 6.4, are subject to matters:
(a)	that are required to be done in order to implement the Scheme;

(b)	which took place with the prior written consent of OSI;
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7 Releases
(c)	which MSL disclosed in an announcement made to the ASX or a document lodged with ASIC, in each case since 1 January 2007 and the date of entry into this deed; or

(d)	Fairly Disclosed in the MSL Disclosure Materials or MSL Disclosure Letter.
6.6	Survival of representations

Each representation and warranty referred to in clauses 6.1 and 6.3:
(a)	is severable; and

(b)	survives the termination of this deed.
6.7	Survival of indemnities

Each indemnity in this deed (including those in clauses 6.2 and 6.4):
(a)	is severable;

(b)	is a continuing obligation;

(c)	constitutes a separate and independent obligation of the party giving the indemnity from any other obligations of that party under this deed; and

(d)	survives the termination of this deed.
6.8	Timing of warranties

Each representation and warranty made or given under clauses 6.1 or 6.3 is given:
(a)	at the date of this deed and again at 8.00am on the Second Court Date; or

(b)	where expressed to be given at a particular time, at that time.
7	Releases

7.1	MSL directors and officers
(a)	OSI releases its respective rights, and agrees with MSL that it will not make a claim, against any MSL Indemnified Party as at the date of this deed in connection with:
(1)	any breach of any representations and warranties of MSL or any member of the MSL Group in this deed; or

(2)	any disclosures containing any statement which is false or misleading whether in content or by omission, except where the MSL Indemnified Party has not acted in good faith, or has engaged in wilful misconduct or fraudulent conduct. For the avoidance of doubt, nothing in this clause 7.1(a) limits OSI’s rights to terminate this deed under clause 12.1(a)(1) and 12.2(a).

(b)	This clause is subject to any Corporations Act restriction and will be read down accordingly. MSL receives and holds the benefit of this clause to the extent it relates to each MSL Indemnified Party as trustee for each of them.
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8 Public announcement
7.2	OSI directors and officers
(a)	MSL releases its rights, and agrees with OSI that it will not make a claim, against any OSI Indemnified Party as at the date of this deed in connection with:
(1)	any breach of any representations and warranties of OSI in this deed; or

(2)	any disclosure containing any statement which is false or misleading whether in content or by omission, except where the OSI Indemnified Party has not acted in good faith, or has engaged in wilful misconduct or fraudulent conduct. For the avoidance of doubt, nothing in this clause 7.2(a) limits MSL’s rights to terminate this deed under clause 12.1(a)(1) and 12.2(b).

(b)	This clause is subject to any Corporations Act restriction and will be read down accordingly. OSI receives and holds the benefit of this clause to the extent it relates to each OSI Indemnified Party as trustee for each of them.
7.3	Deeds of indemnity and insurance
(a)	Subject to the Scheme becoming Effective, OSI undertakes that it will:
(1)	for a period of not less than 7 years from the Implementation Date, ensure that the constitutions of MSL and each MSL Group Member continue to contain such rules as are contained in those constitutions at the date of this deed which provide to the extent permitted by law for each company to indemnify each of its directors and officers against any liability incurred by that director or officer in his capacity as a director or officer of the company and to any person other than MSL or a Related Body Corporate of MSL; and

(2)	procure to the extent permitted by law that MSL and each MSL Group Member complies with any deeds of indemnity, access and insurance made by them in favour of their respective directors and officers from time to time and, without limiting the foregoing, ensure that directors and officers’ run-off insurance cover for such directors and officers is maintained for a period of not less than 7 years from the retirement date of each director and officer so long as it is available on commercially reasonable terms.
(b)	The undertakings contained in clause 7.3(a) are subject to any restriction under any relevant law and will be read down accordingly. MSL receives and holds the benefit of clause 7.3(a), to the extent it relates to the directors and officers of MSL and other members of the MSL Group, as trustee for them.
8	Public announcement

8.1	Announcement of transaction

Immediately after the execution of this deed, MSL and OSI must issue public announcements in a form previously agreed to in writing between them.

8.2	Public announcements

Subject to clause 8.3, no public announcement or disclosure regarding the Transaction may be made other than in a form approved by each party (acting reasonably), but each
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9 Confidentiality
party must use all reasonable endeavours to provide such approval as soon as practicable.

8.3	Required disclosure

Where a party is required by applicable law or the ASX Listing Rules or the listing rules of NYSE to make any announcement or to make any disclosure in connection with the Transaction or any other transaction the subject of this deed or the Scheme, it must use reasonable endeavours, to the extent practicable and lawful to consult with the other party prior to making the relevant disclosure.

9	Confidentiality

9.1	Confidentiality Deed

MSL and OSI acknowledge and agree that they continue to be bound by the Confidentiality Deed before and after the date of this deed.

9.2	Survival of obligations

The rights and obligations of the parties under the Confidentiality Deed survive termination of this deed.

10	No-talk and no-shop obligations

10.1	No existing discussions

MSL represents and warrants that, other than the discussions with OSI in respect of the Transaction, it is not currently in negotiations or discussions in respect of any Competing Transaction with any person.

10.2	No-talk

Subject to clause 10.4, during the Exclusivity Period, MSL must not, and must ensure that none of its Representatives, Related Bodies Corporate and none of their Representatives directly or indirectly:
(a)	participate in or continue any discussions or negotiations;

(b)	provide or make available any material confidential information concerning MSL’s operations;

(c)	negotiates or enters into any agreement, arrangement or understanding; or

(d)	communicate any intention to do any of the things referred to in paragraphs (a), (b) or (c), in relation to, or which would reasonably be expected to encourage, or lead to, a Competing Transaction even if that person’s Competing Transaction was not directly or indirectly solicited, invited, encouraged or initiated by MSL or any of its Related Bodies Corporate or Representatives or the person has publicly announced the Competing Transaction.
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10 No-talk and no — shop obligations
10.3	No-shop

During the Exclusivity Period, MSL must not, and must ensure that none of its Representatives, Related Bodies Corporate and none of their Representatives directly or indirectly:
(a)	solicit or invite enquiries, discussions or proposals in relation to, or which would reasonably be expected to encourage, or lead to, a Competing Transaction; or

(b)	communicate to any person an intention to do any of the things referred to in clause 10.3(b).
10.4	Limitation to no-talk

MSL, its Representatives, its Related Bodies Corporate and their Representatives may undertake any action that would otherwise be prohibited by clause 10.2 in relation to a bona fide Competing Transaction which was not brought about as a result of any breach by it of its obligations under clause 10.3, where:
(a)	the MSL Board determines in good faith that, after consultation with its Financial Advisers, the Competing Transaction is, or could reasonably be expected to become, a publicly announced Superior Proposal; and

(b)	the MSL Board, after receiving written legal advice from its legal advisers, determines that failing to respond to such bona fide Competing Transaction would be likely to constitute a breach of the fiduciary or statutory duties owed by any member of the MSL Board.
10.5	Notification of approaches
(a)	During the Exclusivity Period, MSL must promptly notify OSI in writing if it, its Representatives or any of its Related Bodies Corporate or any of their Representatives becomes aware of any:
(1)	approach or attempt to initiate any negotiations or discussions, or intention to make such an approach or attempt to initiate any negotiations or discussions in respect of any expression of interest, offer or proposal of a kind referred to in clause 10.2 or 10.3;

(2)	proposal made to MSL, its Representatives or any of its Related Bodies Corporate or their Representatives, in connection with, or in respect of any exploration or consummation of, a Competing Transaction or a proposed or potential Competing Transaction; or

(3)	provision by MSL, its Representatives, its Related Bodies Corporate or their Representatives of any material confidential information concerning MSL’s operations to any person in relation to a current or future Competing Transaction.
(b)	A notification given under this clause 10.5 must include the identity of the relevant person making or proposing the Competing Transaction but does not need to contain further details of the Competing Transaction and for the avoidance of doubt does not need to include details of price.
10.6	Matching right
(a)	MSL:
(1)	must not enter into any legally binding agreement, arrangement or understanding (whether or not in writing) to undertake a Competing Transaction; and
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11 Payment of costs — Reimbursement Fee
(2)	must use its best endeavours to procure that none of its directors change their recommendation in favour of the Transaction to publicly recommend a Competing Transaction, unless,
(3)	the MSL Board acting in good faith determines that the Competing Transaction would be or would be likely to be a Superior Proposal

(4)	MSL has provided OSI with the material terms and conditions of the Superior Proposal, including price and the identity of the Third Party making the Competing Transaction; and

(5)	MSL has given OSI at least 5 Business Days after the provision of the information referred to in clause 10.6(4) to provide a matching or superior proposal to the terms of the Superior Proposal (the “Matching Proposal”).
(b)	If the MSL Board determines in good faith that the Matching Proposal is more favourable to MSL Shareholders than the Competing Transaction, then:
(1)	the parties will use best endeavours to pursue an announcement of the Matching Proposal as soon as reasonably practicable;

(2)	MSL Board will recommend the Matching Proposal in the absence of a more favourable proposal;

(3)	if the Matching Proposal contemplates an amendment to the Scheme, the parties must enter into a deed amending this deed in relation to the Scheme and reflecting the Matching Proposal; and

(4)	MSL must not take any of the steps referred to in clause 10.6(a)(1) and (2).
10.7	Compliance with law
(a)	If it is finally determined by the court, or the Takeovers Panel, that the agreement by MSL under this clause 10 or any part of it:
(1)	constituted, or constitutes, or would constitute, a breach of the fiduciary or statutory duties of the MSL Board;

(2)	constituted, or constitutes, or would constitute, unacceptable circumstances within the meaning of the Corporations Act; or

(3)	was, or is, or would be, unlawful for any other reason,
then, to that extent (and only to that extent) MSL will not be obliged to comply with that provision of clause 10.

(b)	The parties must not make or cause or permit to be made, any application to a court or the Takeovers Panel for or in relation to a determination referred to in clause 10.7.
10.8	Legal advice

MSL and OSI acknowledge that they each have received legal advice on this deed and the operation of this clause 10.
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11 Payment of costs — Reimbursement Fee
11	Payment of costs — Reimbursement Fee

11.1	Background

This clause 11 has been agreed to in circumstances where:
(a)	MSL and OSI believe the implementation of the Scheme will provide significant benefits to OSI, MSL and their respective shareholders, and MSL and OSI acknowledge that, if they enter into this deed and the Scheme is subsequently not implemented, OSI will incur significant costs, including significant opportunity costs;

(b)	OSI requested provision be made for the payments outlined in this clause 11, without which OSI would not have entered into this deed and the proposal would not have been put to MSL;

(c)	each of OSI’s board and the MSL Board believe that it is reasonable and appropriate for both parties to agree to the payment referred to in this clause 11 to secure OSI’s entry into this deed and the benefits to MSL Shareholders from participation in the Transaction; and

(d)	both parties have received legal advice in relation to this deed and the operation of this clause 11.
11.2	Payment of Reimbursement Fee by MSL

Subject to clause 11.5, MSL must pay the Reimbursement Fee to OSI, without set-off or withholding, if:
(a)	prior to the end of the Exclusivity Period any member of the MSL Board fails to recommend the Scheme or withdraws or adversely modifies his recommendation that MSL Shareholders (other than Excluded Shareholders) vote in favour of the Scheme, unless either:
(1)	the Independent Expert concludes in the Independent Expert’s Report (either initially or in any updated report) that the Scheme is not in the best interests of MSL Shareholders (except in circumstances where the Independent Expert reaches that conclusion as a result of a Competing Transaction having been announced or made public);

(2)	MSL is entitled to terminate this deed pursuant to clause 12.1(a)(1), clause 12.1(a)(2) or clause 12.2(b) and has terminated this deed as a result of those clauses; or

(3)	failure of a condition precedent in clause 3.1 other than as a result of a breach by MSL of clause 3.2;
(b)	a Competing Transaction is announced or is open for acceptance prior to the end of the Exclusivity Period and, within one year of such announcement or such other date as being open for acceptance, the relevant Third Party or an Associate of that Third Party:
(1)	completes a Competing Transaction of the kind referred to in paragraph 1, 3 or 4 of the definition of Competing Proposal; or

(2)	acquires a Relevant Interest in more than 30% of the MSL Shares as a result of a transaction that is or has become unconditional; or
(c)	OSI is entitled to terminate this deed, and has terminated this deed, pursuant to clause 12.2(a).
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11 Payment of costs — Reimbursement Fee
11.3	Written demand
(a)	If the Reimbursement Fee is payable by MSL to OSI, then MSL must pay the Reimbursement Fee to OSI within 10 Business Days after the date of receiving a written demand from OSI.

(b)	The demand for payment of the Reimbursement Fee can only be made after the occurrence of an event referred to in clause 11.2.

(c)	MSL is only liable to pay the Reimbursement Fee once.
11.4	Nature of payment

The amount payable by MSL to OSI under clause 11.2 is an amount to compensate OSI for:
(a)	advisory costs (including costs of advisers other than success fees);

(b)	costs of management and directors’ time;

(c)	out-of-pocket expenses; and

(d)	reasonable opportunity costs incurred by OSI in pursuing the Scheme or in not pursuing other alternative acquisitions or strategic initiatives which OSI could have developed to further its business and objectives.
11.5	Compliance with law
(a)	No amount will be payable by MSL under clause 11.2 if the Scheme becomes Effective, despite the occurrence of any event in clause 11.2. To the extent that any amounts have already been paid to OSI under clause 11.2 and the Scheme becomes Effective, such amounts must immediately be refunded to MSL.

(b)	This clause 11 does not impose an obligation on MSL to pay the Reimbursement Fee to the extent that the obligation to pay the Reimbursement Fee:
(1)	constitutes unacceptable circumstances as declared by the Takeovers Panel; or

(2)	is held by a court to be unlawful,
after all proper avenues of appeal and review, whether judicial or otherwise, have been exhausted. The parties must take all reasonable steps to ensure that any such determination applies to the minimum extent possible.

(c)	The parties must not make, cause or permit to be made, any application to a court or the Takeovers Panel for or in relation to a determination referred to in clause 11.5(b).
11.6	Other claims

Where an amount becomes payable to OSI under clause 11.2 and is actually paid to OSI (or is payable, but no demand is made under clause 11.2), OSI cannot make any Claim (other than a Claim under this clause 11) against any of the MSL Indemnified Parties which directly or indirectly relates to the facts, matters, circumstances, events or occurrences which gave rise to the obligation to make the payment to OSI under clause 11.2.
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12 Termination
12	Termination

12.1	Termination
(a)	Without prejudice to any other rights of termination under this deed, either party may terminate this deed by written notice to the other party:
(1)	other than in respect of:
(A)	a breach of either a MSL Representation and Warranty or an OSI Representation and Warranty (which are addressed in clause 12.2); and

(B)	the occurrence of a MSL Prescribed Occurrence (which are addressed in clause 12.1(b)(3)), at any time before 8.00am on the Second Court Date if the other party has materially breached any provision of this deed and the loss (in the case of OSI, to OSI together with the MSL Group (in each case assuming that the Scheme were to become Effective)) that could reasonably be expected to follow from such a breach would exceed $35 million, the party wishing to terminate has given written notice to the other party in a timely manner setting out the relevant circumstances and stating an intention to terminate this deed, and the relevant circumstances continue to exist 10 Business Days (or any shorter period ending at 5.00pm on the day before the Second Court Date) after the date on which the notice is given;

(2)	at any time before 8.00am on the Second Court Date if a Court or Government Agency has taken any action permanently restraining or otherwise prohibiting the Transaction, or has refused to do any thing necessary to permit the Transaction, and the action or refusal has become final and cannot be appealed;

(3)	in the circumstances set out in, and in accordance with, clause 3.4; or

(4)	at any time before 8.00am on the Second Court Date if the other party or any of their Related Bodies Corporate is or becomes Insolvent.
(b)	OSI may terminate this deed by written notice to MSL if at any time before 8.00am on the Second Court Date:
(1)	any member of the MSL Board fails to recommend the Scheme or any member of the MSL Board withdraws or adversely modifies his recommendation that MSL Shareholders (other than Excluded Shareholders) vote in favour of the Scheme or any member of the MSL Board makes a public statement indicating that he no longer recommends the Transaction or that he recommends another transaction;

(2)	a MSL Material Adverse Change occurs, is announced or otherwise becomes apparent to OSI (whether or not it becomes public);

(3)	a MSL Prescribed Occurrence occurs, is announced or otherwise becomes apparent to OSI (whether or not it becomes public) which is:
(A)	described in paragraphs 7 to 18 (inclusive, but excluding paragraphs 13, 14(1), 14(2) and 15) (subject to paragraphs 20 to 23) of the definition of MSL Prescribed Occurrence in respect of which the loss (in the case of OSI, to OSI together with the MSL Group (in each case assuming that the Scheme were to become Effective)) that could reasonably be expected to follow from that occurrence would exceed $35 million in aggregate; or
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12 Termination
(B)	described in paragraphs 13 (subject to paragraphs 20 to 23) of the definition of MSL Prescribed Occurrence in respect of which the loss (in the case of OSI, to OSI together with the MSL Group (in each case assuming that the Scheme were to become Effective)) that could reasonably be expected to follow from that occurrence would exceed $1 million in aggregate;

(C)	described in paragraphs 1 to 6 (inclusive), 14(1), 14(2), 15 and 19 (subject to paragraphs 20 to 23) of the definition of MSL Prescribed Occurrence; or
(4)	if a Third Party acquires after the date of this deed, a Relevant Interest in more than 30% of the MSL Shares as a result of a transaction that is or has become unconditional.
(c)	MSL may terminate this deed by written notice to OSI if at any time before 8.00am on the Second Court Date if the MSL Board or a majority of the MSL Board has changed, withdrawn or modified its recommendation as permitted under clause 5.5 and MSL has paid the Reimbursement Fee to OSI (unless an exception in clause 11.2(a)(1), 11.2(a)(2) or 11.2(a)(3) applies).
12.2	Breach of representations and warranties

Despite any other term of this deed, prior to 8.00am on the Second Court Date:
(a)	OSI may terminate this deed for breach of a MSL Representation and Warranty only if:
(1)	OSI has given written notice to MSL setting out the relevant circumstances and stating an intention to terminate or to allow the Scheme to lapse;

(2)	the relevant breach continues to exist 5 Business Days (or any shorter period ending at 5.00pm on the Business Day before the Second Court Date) from the time the notice is given under clause 12.2(a)(1); and

(3)	the loss to OSI together with the MSL Group (in each case assuming that the Scheme were to become Effective) that could reasonably be expected to follow from such a breach would exceed $35 million in aggregate.
(b)	MSL may terminate this Deed for breach of an OSI Representation and Warranty only if:
(1)	MSL has given written notice to OSI setting out the relevant circumstances and stating an intention to terminate or to allow the Scheme to lapse;

(2)	the relevant breach continues to exist 5 Business Days (or any shorter period ending at 5.00pm on the Business Day before the Second Court Date) from the time the notice is given under clause 12.2(b)(1); and

(3)	the loss to the MSL Group that could reasonably be expected to follow from such a breach would exceed $35 million in aggregate.
12.3	Effect of termination

If this deed is terminated by either party under clauses 3.4(b) or 12.1, except to the extent that the termination results from a breach by either party of its obligations under this deed, this deed will become void and have no further force or effect, without any liability or obligation on the part of any party, other than in relation to rights and obligations that
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13 Duty, costs and expenses
accrued prior to termination and other than in relation to the provisions of this clause 12 and of clauses 1, 6.6 to 6.8, 9, 11, 13, 14, 15.2, 15.4, 15.5 and 15.6, which will remain in force after termination.

12.4	Termination

Where a party has a right to terminate this deed, that right for all purposes will be validly exercised only if the party delivers a notice in writing to the other party stating that it terminates this deed and the provision under which it is terminating the deed.

12.5	Terminable in writing

This deed is terminable if agreed to in writing by MSL and OSI.

13	Duty, costs and expenses

13.1	Stamp duty

OSI must pay all stamp duties and any fines and penalties with respect to stamp duty in respect of this deed or the Scheme or the steps to be taken under this deed or the Scheme.

13.2	Costs and expenses

Except as otherwise provided in this deed, each party must pay its own costs and expenses in connection with the negotiation, preparation, execution and performance of this deed and the proposed, attempted or actual implementation of this deed and the Transaction.

14	GST
(a)	Any consideration or amount payable under this deed, including any non-monetary consideration (as reduced in accordance with clause 14(e) if required) (Consideration) is exclusive of GST.

(b)	If GST is or becomes payable on a Supply made under or in connection with this deed, an additional amount (Additional Amount) is payable by the party providing consideration for the Supply (Recipient) equal to the amount of GST payable on that Supply as calculated by the party making the Supply (Supplier) in accordance with the GST Law.

(c)	The Additional Amount payable under clause 14(b) is payable at the same time and in the same manner as the Consideration for the Supply, and the Supplier must provide the Recipient with a Tax Invoice. However, the Additional Amount is only payable on receipt of a valid Tax Invoice.

(d)	If for any reason (including the occurrence of an Adjustment Event) the amount of GST payable on a Supply (taking into account any Decreasing or Increasing Adjustments in relation to the Supply) varies from the Additional Amount payable by the Recipient under clause 14(b):
(1)	the Supplier must provide a refund or credit to the Recipient, or the Recipient must pay a further amount to the Supplier, as appropriate;
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15 General
(2)	the refund, credit or further amount (as the case may be) will be calculated by the Supplier in accordance with the GST Law; and

(3)	the Supplier must notify the Recipient of the refund, credit or further amount within 14 days after becoming aware of the variation to the amount of GST payable. Any refund or credit must accompany such notification or the Recipient must pay any further amount within 7 days after receiving such notification, as appropriate. If there is an Adjustment Event in relation to the Supply, the requirement for the Supplier to notify the Recipient will be satisfied by the Supplier issuing to the Recipient an Adjustment Note within 14 days after becoming aware of the occurrence of the Adjustment Event.
(e)	Despite any other provision in this deed:
(1)	if an amount payable under or in connection with this deed (whether by way of reimbursement, indemnity or otherwise) is calculated by reference to an amount incurred by a party, whether by way of cost, expense, outlay, disbursement or otherwise (Amount Incurred), the amount payable must be reduced by the amount of any Input Tax Credit to which that party is entitled in respect of that Amount Incurred; and

(2)	no Additional Amount is payable under clause 14(b) in respect of a Supply to which s 84-5 of the GST Law applies.
(f)	Any reference in this clause 14 to an Input Tax Credit to which a party is entitled includes an Input Tax Credit arising from a Creditable Acquisition by that party but to which the Representative Member of a GST Group of which the party is a member is entitled.

(g)	Any term starting with a capital letter in this clause 14 that is not defined in this deed has the same meaning as the term has in the A New Tax System (Goods & Services Tax) Act 1999 (Cth).
15	General

15.1	No representation or reliance
(a)	Each party acknowledges that no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this deed, except for representations or inducements expressly set out in this deed and (to the maximum extent permitted by law) all other representations, warranties and conditions implied by statute or otherwise in relation to any matter relating to this deed, the circumstances surrounding the parties’ entry into it and the transactions contemplated by it are expressly excluded.

(b)	Each party acknowledges that it has performed its own searches, enquiries, investigations and evaluations prior to entering into this deed and has formed its own views on the Transaction, with no targets, projections, forecasts or other forward looking statements having been relied on by that party.

(c)	Each party acknowledges and confirms that it does not enter into this deed in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this deed.

(d)	Each party acknowledges and confirms that clauses 15.1(a) and 15.1(b) do not prejudice any rights a party may have in relation to information which has been filed by the other party with ASIC, ASX, SEC, NYSE or EDGAR.
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15 General
15.2	No merger

The rights and obligations of the parties do not merge on completion of the Transaction. They survive the execution and delivery of any assignment or other document entered into for the purpose of implementing the Transaction.

15.3	Consents

Any consent referred to in, or required under, this deed from any party may be given in that party’s absolute discretion (even if unreasonably withheld), unless this deed expressly provides for that consent to not be unreasonably withheld.

15.4	Notices

A notice or other communication including, but not limited to, a request, demand, consent or approval, to or by a party to this deed:
(a)	must be in legible writing and in English;

(b)	may be delivered personally to the addressee, or left or sent by prepaid post to the addressee’s address, or faxed to the addressee’s fax number, given below:
(1)	if to MSL:

Address:	Level 3, No 5-13 Rosebery Avenue, Rosebery NSW 2018

Attention:	Stephen Law

Email:	SLaw@tullagroup.com.au

With a copy to Freehills:

Address:	Level 32, MLC Centre 19 Martin Place, Sydney, New South Wales, Australia 2000.

Attention:	Tony Damian, Partner

Email:	tony.damian@freehills.com

(2)	if to OSI:

Address:	333 Clay Street, Suite 4620, Houston, TX 77002, United States of America

Attention:	Bradley Dodson, Senior Vice President and Chief Financial Officer

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15 General

Email:	bradley.dodson@oilstates.com

With a copy to Vinson & Elkins:

Address:	1001 Fannin Street, Suite 2500, Houston, Texas 77002, United States

Attention:	Scott N. Wulfe, Partner

Email:	swulfe@velaw.com

With a copy to Mallesons Stephen Jaques:

Address:	Level 61, Governor Phillip Tower, 1 Farrer Place, Sydney, New South Wales, Australia 2000.

Attention:	Tony Bancroft, Partner

Email:	tony.bancroft@mallesons.com

or as specified to the sender by the other party by notice;
(c)	must, if the sender is a company, be signed by an authorised signatory or legal adviser;

(d)	is regarded as being given by the sender and received by the addressee if delivered in person, when delivered to the addressee but if the delivery or receipt is on a day which is not a Business Day or is after 4.00pm (addressee’s time), it is regarded as received at 9.00am on the next Business Day;

(e)	if sent by prepaid ordinary post (airmail if appropriate), is regarded as being sent by the sender and received by the addressee when sent by the sender to the addressee’s address set out in clause 15.4(b) three days after posting (or seven days after posting if sent from one country to another) but if the delivery or receipt is on a day which is not a Business Day or is after 4.00pm (addressee’s time), it is regarded as received at 9.00am on the next Business Day;

(f)	if sent by email, is regarded as being sent by the sender and received by the addressee when sent by the sender to the addressee’s email address (unless the sender receives a delivery failure notification indicating that the email has not been delivered to the addressee) but if the sending is on a day which is not a Business Day or is after 4.00pm (addressee’s time), it is regarded as received at 9.00am on the next Business Day;

(g)	can be relied on by the addressee, and the addressee is not liable to any other person for any consequences of that reliance, if the addressee believes it is genuine, correct and authorised by the sender; and

(h)	In this clause 15.4, a reference to an addressee includes a reference to an addressee’s officers, agents or employees.
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15 General
15.5	Service of process
(a)	Without preventing any other mode of service, any document in an action (including any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 15.4.

(b)	OSI irrevocably appoints Mallesons Stephen Jaques of Level 61, Governor Phillip Tower, 1 Farrer Place, Sydney, New South Wales, Australia 2000 as its agent for the service of process in Australia in relation to any matter arising out of this deed. If Mallesons Stephen Jaques ceases to be able to act as such or have an address in Australia, OSI agrees to appoint a new process agent in Australia and deliver to MSL within 20 Business Days a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of this deed. OSI must inform MSL in writing of any change in the address of its process agent within 20 Business Days of the change.
15.6	Governing law and jurisdiction
(a)	This deed is governed by the laws of New South Wales, Australia.

(b)	Each party irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales and courts competent to hear appeals from those courts.
15.7	Waivers
(a)	Failure to exercise or enforce, a delay in exercising or enforcing, or the partial exercise or enforcement of any right, power or remedy provided by law or under this deed by any party does not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this deed.

(b)	Any waiver or consent given by any party under this deed is only effective and binding on that party if it is given or confirmed in writing by that party.

(c)	No waiver of a breach of any term of this deed operates as a waiver of another breach of that term or of a breach of any other term of this deed.
15.8	Variation

This deed may only be varied by a document signed by or on behalf of each of the parties.

15.9	Assignment

A party may not assign, novate or otherwise transfer any of its rights or obligations under this deed without the prior written consent of the other party.

15.10	Acknowledgement

Subject to clause 11.6, each party acknowledges that the remedy of damages may be inadequate to protect the interests of the parties for a breach of any provision of this deed and that:
(a)	OSI is entitled to seek and obtain without limitation injunctive relief if MSL breaches any provision of this deed; and

(b)	MSL is entitled to seek and obtain without limitation injunctive relief if OSI breaches any provision of this deed.
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15 General
15.11	No third party beneficiary

This deed shall be binding on and inure solely to the benefit of each party to it and each of their respective permitted successors and assigns, and nothing in this deed, express or implied, is intended to or shall confer on any other person, other than the OSI Indemnified Parties and the MSL Indemnified Parties, to the extent set forth in clause 6, any third party beneficiary rights.

15.12	Further action

Each party will do all things and execute all further documents necessary to give full effect to this deed.

15.13	Entire agreement

This deed supersedes all previous agreements, understandings, negotiations or deeds (other than the Confidentiality Deed) in respect of its subject matter and embodies the entire agreement between the parties.

15.14	Counterparts
(a)	This deed may be executed in any number of counterparts.

(b)	All counterparts, taken together, constitute one instrument.

(c)	A party may execute this deed by signing any counterpart.
Scheme Implementation Deed     page 40

Schedules
Table of contents

OSI Representations and Warranties	42
MSL Representations and Warranties	44
MSL capital structure	46
Scheme Implementation Deed     page 41

Schedule 1
OSI Representations and Warranties
OSI represents and warrants to MSL (in its own right and separately as trustee or nominee for each of the other MSL Indemnified Parties) that:
(a)	OSI Information: the OSI information (other than any information provided by MSL to OSI or obtained from MSL public filings on ASX regarding the MSL Group contained in, or used in the preparation of, the OSI Information) contained in the Scheme Booklet:
(1)	will be prepared and included in the Scheme Booklet in good faith; and

(2)	will comply in all material respects with the requirements of the Corporations Act, Corporations Regulations, Listing Rules and relevant ASIC regulatory guides;
(b)	Information provided to the Independent Expert: all information provided by OSI to the Independent Expert will be provided in good faith and on the understanding that the Independent Expert will rely on that information for the purposes of preparing its report for inclusion in the Scheme Booklet.

(c)	Scheme Booklet: the OSI Information provided for inclusion in the Scheme Booklet (other than any information regarding the MSL Group contained in, or used in the preparation of, the OSI Information), as at the date of the Scheme Booklet, will not contain any statement which is materially misleading or deceptive including by way of omission from that statement;

(d)	New information: it will, as a continuing obligation, provide to MSL all further or new information which arises after the date of the Scheme Booklet until the Second Court Date which is necessary to ensure that the OSI Information is not misleading or deceptive in any material respect (including because of any material omission);

(e)	Validly existing: it is a validly existing corporation registered under the laws of its place of incorporation;

(f)	Authority: the execution and delivery of this deed has been properly authorised by all necessary corporate action of OSI;

(g)	OSI SPV: OSI SPV is a wholly owned subsidiary of OSI;

(h)	Scheme Consideration: as at the date of this deed it has a reasonable basis to expect that it will by the Business Day prior to the Implementation Date have funds on the Business Day prior to the Implementation Date sufficient to perform its obligation, if the Scheme becomes Effective, to pay the Scheme Consideration to the Scheme Shareholders and the amounts required under clause 4.4 to holders of Performance Rights;

(i)	Power: it has full corporate power and lawful authority to execute, deliver and perform this deed and to consummate and perform or cause to be performed its obligations under this deed in accordance with its terms;

(j)	Binding obligations: (subject to laws generally affecting creditors’ rights and the principles of equity) this deed constitutes legal, valid and binding obligations on it; and

(k)	No default: this deed does not conflict with or result in the breach of or a default under any provision of OSI’s constitution or any writ, order or injunction,
Scheme Implementation Deed     page 42

Schedule 1          OSI Representations and Warranties
judgment, law, rule or regulation to which it is party or subject or by which it is bound.
Scheme Implementation Deed     page 43

Schedule 2
MSL Representations and Warranties
MSL represents and warrants to OSI (in its own right and separately as trustee or nominee for each of the other OSI Indemnified Parties) that:
(a)	Information in Scheme Booklet: the information contained in the Scheme Booklet (other than the OSI Information and the Independent Expert’s Report):
(1)	will be prepared and included in the Scheme Booklet in good faith; and

(2)	will comply in all material respects with the requirements of the Corporations Act, Corporations Regulations, Listing Rules and relevant ASIC regulatory guides;
(b)	Information provided to the Independent Expert: all information provided by MSL to the Independent Expert will be provided in good faith and on the understanding that the Independent Expert will rely on that information for the purpose of preparing its report for inclusion in the Scheme Booklet;

(c)	Scheme Booklet: no information (other than the OSI Information) contained in the Scheme Booklet, as at the date of the Scheme Booklet, will contain any statement which is materially misleading or deceptive, including by way of omission from that statement;

(d)	New information: it will, as a continuing obligation, ensure that the Scheme Booklet (but in respect of OSI Information, subject to OSI complying with its obligations to update OSI Information) will be updated by all further or new information which may arise after the date of the Scheme Booklet until the Scheme Meeting which is necessary to ensure that the Scheme Booklet is not misleading or deceptive in any material respect (including because of any material omission) and will provide OSI with all such information;

(e)	Continuous disclosure: MSL has is not in breach of its continuous disclosure obligations under Listing Rule 3.1 and, other than in connection with this Transaction, it is not relying on the carve-out in Listing Rule 3.1A to withhold any information from public disclosure;

(f)	Validly existing: it is a validly existing corporation registered under the laws of its place of incorporation;

(g)	Authority: the execution and delivery of this deed has been properly authorised by all necessary corporate action of MSL;

(d)	Power: MSL has full corporate power and lawful authority to execute and deliver this deed and to consummate and perform or cause to be performed its obligations under this deed in accordance with its terms;

(e)	Binding obligations: (subject to laws generally affecting creditors’ rights and the principles of equity) this deed constitutes legal, valid and binding obligations on it;

(f)	Capital structure: its capital structure, including all issued securities as at the date of this deed, is as set out in Schedule 3 and it has not issued or agreed to issue any other securities, options, Performance Rights or instruments which are still outstanding or which may convert into MSL Shares other than as set out in Schedule 3;
Scheme Implementation Deed     page 44

Schedule 2          MSL Representations and Warranties
(g)	No default: this deed does not conflict with or result in the breach of or default under any provision of MSL’s constitution or any writ, order or injunction, judgment, law, rule or regulation to which it is party or subject or by which it is bound;

(h)	MSL Disclosure Material:
(1)	MSL has not intentionally withheld from the MSL Disclosure Materials any information that is known to MSL to be material to OSI as a purchaser of the MSL Group as a whole, provided that for the purposes of this paragraph (h)(1), all disclosure documents of MSL filed with ASX and ASIC between 1 January 2010 and midday on the day before date of this deed will be deemed to have been provided to OSI; and

(2)	MSL has not intentionally included any misleading information in the MSL Disclosure Material whether by way of omission or otherwise and all the information contained in the MSL Disclosure Materials has been prepared and provided in good faith;
(i)	Compliance: each member of the MSL Group has complied in all material respects with all Australian laws and regulations applicable to them and orders of Governmental Agencies having jurisdiction over them;

(j)	No default: except as Fairly Disclosed in the MSL Disclosure Materials, no member of the MSL Group is in default under any material document, agreement or instrument binding on it nor has anything occurred which is or would with the giving of notice or lapse of time constitute an event of default, prepayment event or similar event, or give another party thereto a termination right or right to accelerate any right or obligation, under any such material document or agreement with such an effect, other than, in any such case, as a result of the announcement or implementation of the Transaction; and

(k)	Related Party transactions: The MSL Disclosure Materials contains copies of all material agreements or arrangements between any member of the MSL Group and any director or shareholder of the MSL Group.
Scheme Implementation Deed     page 45

Schedule 3
MSL capital structure
•	Ordinary shares on issue: 165,966,692

•	Performance Rights: 845,045
Scheme Implementation Deed     page 46

Signing page
Executed as a deed

Signed sealed and delivered by
The MAC Services Group Limited
by

sign here ▶	/s/ Kevin Maloney

Company Secretary/Director

print name	Kevin Maloney

sign here ▶	/s/ Mark Maloney

Director

print name	Mark Maloney

Signed sealed and delivered on behalf of
Oil States International, Inc.
by

sign here ▶	/s/ Cindy Taylor

Duly authorised signatory

print name	Cindy Taylor

Scheme Implementation Deed     page 47

Attachment 1
Indicative Timetable

Event	Target date
Announcement	Friday, 15 October 2010

First complete draft of Scheme Booklet (including expert’s report)	Wednesday, 20 October 2010

Scheme Booklet complete and provided to ASIC	Monday, 25 October 2010

First Court hearing	Tuesday, 9 November 2010

Mailing of Scheme Booklet complete	Friday, 12 November 2010

Scheme Meeting	Monday, 13 December 2010

Second Court hearing	Wednesday, 15 December 2010

Effective Date	Wednesday, 15 December 2010

Record Date	Wednesday, 22 December 2010

Implementation Date	Friday, 31 December 2010

Scheme Implementation Deed     page 48

Attachment 2
Scheme of Arrangement
[Attached]
Scheme Implementation Deed     page 49

Attachment 3
Deed Poll
[Attached]
Scheme Implementation Deed     page 50